EXHIBIT 11
































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                                                                   EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                             Year Ended December 31
                                         1996         1995          1994
                                              ($ thousands, except
                                                per share data)

PRIMARY:
Average shares outstanding            19,510,589   19,520,756    19,249,209

Net effect of dilutive stock
 options -- Based on the
 treasury stock method using
 average market price                          -            -       102,587
                                      ----------   ----------    ----------
  Average common shares outstanding   19,510,589   19,520,756    19,351,796
                                      ==========   ==========    ==========
Income before extraordinary item
 and cumulative effect of
 accounting change                    $  (36,603)  $  (32,792)   $   18,707

Less: preferred stock dividend             4,298        4,298         4,298
                                      ----------   ----------    ----------
Net income (loss) available for
 common shareholders                  $  (40,901)  $  (37,090)   $   14,409
                                      ==========   ==========    ==========

Net income (loss) per common share    $    (2.10)  $    (1.90)   $      .74
                                      ==========   ==========    ==========

Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive




















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